UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 12, 2012

BIOSCRIP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-28740	05-0489664
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Clearbrook Road, Elmsford, New York		10523
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 460-1600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 12, 2012, BioScrip, Inc. (the “Company”) entered  into a stock purchase agreement (the “Purchase Agreement”) with HomeChoice Partners, Inc., a Delaware corporation (“HomeChoice”) and the stockholders of HomeChoice (collectively, the “Sellers”), including DaVita HealthCare Partners Inc., a Delaware corporation (“DaVita”), as a stockholder and as representative of the Sellers, pursuant to which the Company has agreed to acquire all of the issued and outstanding equity of HomeChoice (the “Acquisition”) for a purchase price of $70 million in cash, subject to adjustments (the “Purchase Price”).

HomeChoice is a provider of alternate-site infusion pharmacy services and a majority-owned subsidiary of DaVita. Headquartered in Norfolk, VA, HomeChoice generates approximately $70 million in annual revenue, services approximately 15,000 patients annually, and has fourteen infusion pharmacy locations in Pennsylvania, Washington, DC, Maryland, Virginia, North Carolina, South Carolina, Georgia, Missouri, and Alabama.

Under the terms of the Purchase Agreement, the Purchase Price may be increased or decreased after the closing based on the net working capital of HomeChoice. The Purchase Price may also be increased in an amount up to $20 million if HomeChoice reaches certain performance milestones in the two years following the closing.

The Purchase Agreement contains customary representations, warranties and covenants, including covenants relating to the operation of the business prior to the closing of the Acquisition and termination of certain related-party obligations.

Consummation of the Acquisition is subject to a number of closing conditions, including expiration or termination of any waiting period with respect to the required filing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and other customary closing conditions as set forth in the Purchase Agreement including regulatory approvals and required consents. In addition, the parties intend to enter into a Transition Services Agreement (“Transition Services Agreement”) at closing pursuant to which DaVita will provide the Company with certain support for a period following closing, including but not limited to services related to transfer of finance systems and information technology, as set forth in the Transition Services Agreement.

The Purchase Agreement also contains certain customary termination rights for the Company and the Sellers. The Company expects the Acquisition will close in the first quarter of 2013.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which will be filed with the Securities and Exchange Commission as required as an exhibit to a future periodic or current report filed by the Company.

Item 8.01 Other Events.

On December 13, 2012, the Company issued a press release announcing its entry in the Purchase Agreement. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. See the Exhibit Index which is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSCRIP, INC.

Date: December 13, 2012	By:	/s/ Kimberlee Seah
Kimberlee Seah Senior Vice President, Secretary and General Counsel

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated December 13, 2012.